                                                                       EXHIBIT 5

                          MAHONEY ADAMS & CRISER, P.A.
                  3400 BARNETT CENTER - 50 NORTH LAURA STREET
                              POST OFFICE BOX 4099
                          JACKSONVILLE, FLORIDA 32201
                   (904) 354-1100 - TELECOPIER (904) 798-2698




                                 June 13, 1996



GeoWaste Incorporated
24 Cathedral Place, Suite 208
St. Augustine, Florida 32084

         Re:     GeoWaste Incorporated

Gentlemen:

         We refer to the Registration Statement on Form S-8 ("the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by GeoWaste Incorporated, a Florida corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on June 14, 1996. The Registration Statement covers an aggregate of 1,378,000 shares (the "Shares") of common stock, par value $.10 per share ("Common Stock"), together with such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions, authorized for issuance pursuant to the exercise of rights under the GeoWaste Incorporated 1992 Stock Option Plan (the "Plan"), the GeoWaste Non-Qualified Stock Option Agreement effective as of July 1, 1991 between the Company and Amy
C. MacF. Burbott, the GeoWaste Non-Qualified Stock Option Agreement effective as of July 1, 1991 between the Company and Harve Ferrill, and the GeoWaste Non-Qualified Stock Option Agreement effective as of July 1, 1991 between the Company and Raymond F. Chase (together with the GeoWaste Non-Qualified Stock Option Agreements referred to above, the "Stock Option Agreements").

         We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

         Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered by the Company as contemplated by and in accordance with the Plan and the Option Agreements, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name as counsel for the Company.

         In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

                                        Very truly yours,




                                        Mahoney Adams & Criser, P.A.